EXHIBIT G
                                 FORM OF NOTICE

         The Southern Company, a registered holding company, 270 Peachtree Street, N.W., Atlanta, Georgia 30303 and its non-utility subsidiary, Southern Development and Investment Group, Inc., 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, have filed a post-effective amendment to an application-declaration filed pursuant to Sections 6, 7, 9(a), 12(b); 13 and Rules 40(a), 45, 81, 87, 90, 91 and 92 promulgated thereunder.
         By order dated January 25, 1995 (HCAR No. 26221) (the "Original Order") Applicants were authorized to form Development and Development was authorized to engage in certain non-utility businesses of a predominantly energy-related nature, but also including telecommunications businesses. Specifically, Development was authorized to invest the following amounts through December 31, 1998, for the following purposes as described in the Original Order: (a) $175 million to enable Development to develop, construct or acquire a prototype energy management network; (b) $40 million to finance the costs of equipment or provide customer financing of equipment in connection with energy management and efficiency services provided by Development; (c) $20 million to fund the estimated costs of commercializing the POWERcall (TM) technology; (d) $20 million for working capital in connection with its research and development activities; (e) $10 million to pay development costs associated with potential investments in energy and resource recovery facilities; (f) $5 million for technical consulting activities; and (g) $5 million to fund the licensing of intellectual property to nonaffiliates. The Original Order authorized The Southern Company ("Southern") to invest up to an aggregate of $275 million outstanding at any one time through December 31, 1998. The Original Order authorized Development to provide energy and resource recovery facilities, provided that no more than 50% of its equity investments in those facilities are outside the four state area served by the Operating Companies. The Original Order authorized Development to commercialize POWERcall (TM), provided that revenues derived from that service outside of the Operating Companies' service territories do not exceed those derived from within the territory. The Original Order authorized Development to engage in energy management services, provided that revenues attributable to customers outside of Southern's service territory do not exceed the revenues attributable to customers inside the region.
         By order dated June 20, 1995 (HCAR No. 26311), the Commission amended Rule 52, which exempts certain financing transaction involving the securities of the public-utility subsidiary companies of a registered public utility holding company from the requirement of prior Commission approval, to exempt the issuance and sale of certain types of securities of nonutility subsidiary companies of a registered holding company in connection with routine financing transactions. The Commission also amended Rule 45(b)(4) and Rule 45(a) to exempt capital contributions and open account advances by a parent company to a subsidiary company. Although the amendments to Rule 52 and Rule 45 clearly remove any restriction upon Southern's authority to invest in authorized activities by Development, Applicants state that it is less clear that the amendments to the Commission's rules automatically remove limitations on the authorized investment by Development in these lines of business. Further, the Original Order imposed geographic and customer restrictions. Applicants note that the Commission, by adopting Rule 58, has determined that geographic and revenue restrictions should not apply to energy-related diversification by registered holding companies. Although not all of Development's activities fall within the scope of Rule 58, Applicants state that they all fall within the scope of permissible diversification without geographic restriction. To the extent Development's activities are not "energy-related," they are telecommunications services which could be conducted by an Exempt Telecommunications Company pursuant to 15 U.S.C. ss. 79z-SC (1997). Applicants note that by order dated July 27, 1995 (Entergy Corporation, HCAR 26342), the Commission amended an earlier order to remove a 50% limitation upon Entergy SASI's energy management services business. Applicants now propose to post-effectively amend the application-declaration in this proceeding to make Applicants authority consistent with current Commission practice and recent procedures and specifically to eliminate the investment amount restrictions and geographic and revenue restrictions in a fashion Applicants assert is consistent with current Commission precedent under Rule 52 and Rule 58. Applicants proposed to make investments from time to time solely in the lines of business approved in the Original Order, in accordance with Rule 52 as now effective, 17 C.F.R. ss. 250.52.